EXHIBIT 5

                       DEERE & COMPANY

    ONE JOHN DEERE PLACE, MOLINE, ILLINOIS 61265-8098 U.S.A.


JAMES R. JENKINS
Senior Vice President    (DEERE LOGO)
and General Counsel




27 September 2000


Deere & Company
One John Deere Place
Moline, Illinois  61265


Dear Sirs:

   14,449,049 SHARES OF DEERE & COMPANY COMMON STOCK, $1 PAR VALUE
   ---------------------------------------------------------------

In connection with the proposed issuance of 14,449,049 shares of Deere & Company (Deere) common stock, $1 par value (the "Shares"), which may be granted under the John Deere Omnibus Equity and Incentive Plan (the "Plan"), I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Certificate of Incorporation of Deere, the By-Laws of Deere, the Plan, and such other documents, corporate and other records, certificates and papers as I deemed necessary to examine for the purpose of this opinion.

Based upon such examination, it is my opinion as Senior Vice
President and General Counsel of Deere that:

    1. Deere is a corporation duly incorporated and validly existing in good standing under the laws of the state of Delaware.

    2. Such of the Shares as may be issued in accordance with the Plan will upon such issuance be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement (Registration Statement) of the Plan on Form S-8, and further consent to the use of my name wherever appearing in the Registration Statement.

Sincerely,


/s/ JAMES R. JENKINS
------------------------
James R. Jenkins

JRJ/rsl